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Exhibit 99.5

Part I – Financial Information
Item 1. Financial Statements

MARATHON OIL CORPORATION
Consolidated Statements of Income (Unaudited)

	First Quarter Ended March 31,
(Dollars in millions, except per share data)	2007	2006

Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$12,491	$12,900
Revenues from matching buy/sell transactions	58	3,206
Sales to related parties	320	312
Income from equity method investments	107	92
Net gains on disposal of assets	11	11
Other income	15	18

Total revenues and other income	13,002	16,539
Costs and expenses:
Cost of revenues (excludes items below)	9,542	9,759
Purchases related to matching buy/sell transactions	61	3,233
Purchases from related parties	47	51
Consumer excise taxes	1,197	1,165
Depreciation, depletion and amortization	393	400
Selling, general and administrative expenses	287	287
Other taxes	98	97
Exploration expenses	61	71

Total costs and expenses	11,686	15,063
Income from operations	1,316	1,476
Net interest and other financing costs (income)	(19)	23
Loss on early extinguishment of debt	2	–
Minority interests in loss of Equatorial Guinea LNG Holdings Limited	(2)	(3)

Income from continuing operations before income taxes	1,335	1,456
Provision for income taxes	618	685

Income from continuing operations	717	771
Discontinued operations	–	13

Net income	$717	$784

Per Share Data
Basic:
Income from continuing operations	$1.04	$1.05
Discontinued operations	–	$0.02
Net income	$1.04	$1.07
Diluted:
Income from continuing operations	$1.03	$1.04
Discontinued operations	–	$0.02
Net income	$1.03	$1.06
Dividends paid	$0.20	$0.16

The accompanying notes are an integral part of these consolidated financial statements. Amounts for all periods have been restated to reflect the June 18, 2007 two-for-one stock split as discussed in Note 13.

MARATHON OIL CORPORATION
Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share data)	March 31, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$2,347	$2,585
Receivables, less allowance for doubtful accounts of $3 and $3	4,143	4,114
Receivables from United States Steel	30	32
Receivables from related parties	64	63
Inventories	3,536	3,173
Other current assets	217	129

Total current assets	10,337	10,096
Investments and long-term receivables, less allowance for doubtful accounts of $9 and $9	1,954	1,887
Receivables from United States Steel	495	498
Property, plant and equipment, less accumulated depreciation, depletion and amortization of $13,873 and $13,573	16,963	16,653
Goodwill	1,396	1,398
Intangible assets, less accumulated amortization of $79 and $75	179	180
Other noncurrent assets	72	119

Total assets	$31,396	$30,831

Liabilities
Current liabilities:
Accounts payable	$6,063	$5,586
Payable to United States Steel	–	13
Payables to related parties	294	264
Payroll and benefits payable	335	409
Accrued taxes	587	598
Deferred income taxes	643	631
Accrued interest	54	89
Long-term debt due within one year	873	471

Total current liabilities	8,849	8,061
Long-term debt	2,654	3,061
Deferred income taxes	1,893	1,897
Defined benefit postretirement plan obligations	1,201	1,245
Asset retirement obligations	1,059	1,044
Payable to United States Steel	7	7
Deferred credits and other liabilities	395	391

Total liabilities	16,058	15,706
Minority interests in Equatorial Guinea LNG Holdings Limited	546	518
Commitments and contingencies
Stockholders' Equity
Common stock issued – 735,703,116 shares (par value $1 per share, 1,100,000,000 shares authorized)	736	736
Common stock held in treasury, at cost – 49,794,906 and 40,161,340 shares	(2,073)	(1,638)
Additional paid-in capital	4,780	4,784
Retained earnings	11,671	11,093
Accumulated other comprehensive loss	(322)	(368)

Total stockholders' equity	14,792	14,607

Total liabilities and stockholders' equity	$31,396	$30,831

The accompanying notes are an integral part of these consolidated financial statements. Amounts for all periods have been restated to reflect the June 18, 2007 two-for-one stock split as discussed in Note 13.

MARATHON OIL CORPORATION
Consolidated Statements of Cash Flows (Unaudited)

	First Quarter Ended March 31,
(Dollars in millions)	2007	2006

Increase (decrease) in cash and cash equivalents
Operating activities:
Net income	$717	$784
Adjustments to reconcile net income to net cash provided from operating activities:
Loss on early extinguishment of debt	2	–
Income from discontinued operations	–	(13)
Deferred income taxes	26	42
Minority interests in loss of Equatorial Guinea LNG Holdings Limited	(2)	(3)
Depreciation, depletion and amortization	393	400
Pension and other postretirement benefits, net	5	(92)
Exploratory dry well costs and unproved property impairments	26	34
Net gains on disposal of assets	(11)	(11)
Equity method investments, net	(20)	(59)
Changes in the fair value of long-term U.K. natural gas contracts	(21)	(78)
Changes in:
Current receivables	(27)	(172)
Inventories	(364)	(365)
Current accounts payable and accrued expenses	351	(190)
All other, net	(49)	(73)

Net cash provided from continuing operations	1,026	204
Net cash provided from discontinued operations	–	36

Net cash provided from operating activities	1,026	240

Investing activities:
Capital expenditures	(737)	(572)
Acquisitions	–	(527)
Disposal of assets	32	38
Investments – loans and advances	(20)	–
– repayments of loans and return of capital	15	87
Investing activities of discontinued operations	–	(26)
All other, net	(1)	13

Net cash used in investing activities	(711)	(987)
Financing activities:
Debt repayments	(10)	(302)
Issuance of common stock	5	8
Purchases of common stock	(452)	(229)
Excess tax benefits from stock-based compensation arrangements	13	10
Dividends paid	(138)	(121)
Contributions from minority shareholders of Equatorial Guinea LNG Holdings Limited	27	30

Net cash used in financing activities	(555)	(604)

Effect of exchange rate changes on cash	2	3

Net decrease in cash and cash equivalents	(238)	(1,348)
Cash and cash equivalents at beginning of period	2,585	2,617

Cash and cash equivalents at end of period	$2,347	$1,269

The accompanying notes are an integral part of these consolidated financial statements.

MARATHON OIL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

1.     Basis of Presentation

  These consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for the periods reported. All such adjustments are of a normal recurring nature unless disclosed otherwise. These consolidated financial statements, including selected notes, have been prepared in accordance with the applicable rules of the Securities and Exchange Commission and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Certain reclassifications of prior year data have been made to conform to 2007 classifications. These interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Marathon Oil Corporation ("Marathon" or the "Company") 2006 Annual Report on Form 10-K.

2.     New Accounting Standards

  In September 2006, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") No. AUG AIR-1, "Accounting for Planned Major Maintenance Activities." This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. Marathon adopted FSP No. AUG AIR-1 effective January 1, 2007. Prior to adoption, Marathon expensed such costs in the same annual period as incurred; however, estimated annual major maintenance costs were recognized as expense throughout the year on a pro rata basis. As such, the adoption of this FSP has no impact on Marathon's annual consolidated financial statements. The FSP has not been applied retrospectively because the impact on the Company's prior interim consolidated financial statements was not significant.

  In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48, "Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109." FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, transition and disclosure. Marathon adopted FIN No. 48 effective January 1, 2007, and adoption did not have a significant effect on its consolidated results of operations, financial position or cash flows. See Note 7 for other disclosures required by FIN No. 48.

  In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets – An Amendment of FASB Statement No. 140." This statement amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. Marathon adopted SFAS No. 156 effective January 1, 2007, and adoption did not have a significant effect on its consolidated results of operations, financial position or cash flows.

  In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments – An Amendment of FASB Statements No. 133 and 140." SFAS No. 155 simplifies the accounting for certain hybrid financial instruments, eliminates the interim FASB guidance which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and eliminates the restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. Effective January 1, 2007, Marathon adopted the provisions of SFAS No. 155 prospectively for all financial instruments acquired or issued on or after January 1, 2007. Adoption of this statement did not have a significant effect on Marathon's consolidated results of operations, financial position or cash flows.

3.     Discontinued Operations

  On June 2, 2006, Marathon sold its Russian oil exploration and production businesses in the Khanty-Mansiysk region of western Siberia. A gain on the sale of $243 million ($342 million before income taxes) was reported in discontinued operations in the second quarter of 2006. The final adjustment to the sales price is expected to be made in 2007 and could affect the reported gain.

  The activities of the Russian businesses have been reported as discontinued operations in the consolidated statements of income and cash flows for the first quarter of 2006. Revenues applicable to discontinued operations were $98 million and pretax income from discontinued operations was $21 million for the first quarter of 2006.

4.     Income per Common Share

  Basic income per share is based on the weighted average number of common shares outstanding. Diluted income per share assumes exercise of stock options, provided the effect is not antidilutive.

	First Quarter Ended March 31,
	2007		2006
(In millions, except per share data)	Basic	Diluted	Basic	Diluted

Income from continuing operations	$717	$717	$771	$771
Discontinued operations	–	–	13	13

Net income	$717	$717	$784	$784

Weighted average common shares outstanding	689	689	730	730
Effect of dilutive securities	–	5	–	7

Weighted average common shares, including dilutive effect	689	694	730	737

Per share:
Income from continuing operations	$1.04	$1.03	$1.05	$1.04
Discontinued operations	$–	$–	$0.02	$0.02
Net income per share	$1.04	$1.03	$1.07	$1.06

5.     Segment Information

  Marathon's operations consist of three reportable operating segments:

  1)
  Exploration and Production ("E&P") – explores for, produces and markets crude oil and natural gas on a worldwide basis;

  2)
  Refining, Marketing and Transportation ("RM&T") – refines, markets and transports crude oil and petroleum products, primarily in the Midwest, the upper Great Plains and southeastern United States; and

  3)
  Integrated Gas ("IG") – markets and transports products manufactured from natural gas, such as liquefied natural gas ("LNG") and methanol, on a worldwide basis, and is developing other projects to link stranded natural gas resources with key demand areas.

  As discussed in Note 3 above, the Russian businesses sold in June 2006 were accounted for as discontinued operations. Segment information for the first quarter of 2006 excludes the amounts for these Russian operations.

(In millions)	E&P	RM&T	IG	Total

First Quarter Ended March 31, 2007
Revenues:
Customer	$1,705	$10,767	$56	$12,528
Intersegment(a)	140	1	–	141
Related parties	4	316	–	320

Segment revenues	1,849	11,084	56	12,989
Elimination of intersegment revenues	(140)	(1)	–	(141)
Gain on long-term U.K. natural gas contracts	21	–	–	21

Total revenues	$1,730	$11,083	$56	$12,869

Segment income	$385	$345	$19	$749
Income from equity method investments	41	41	25	107
Depreciation, depletion and amortization(b)	242	141	1	384
Minority interests in loss of subsidiary	–	–	(2)	(2)
Provision for income taxes(b)	414	198	8	620
Capital expenditures(c)	461	217	57	735

(In millions)	E&P	RM&T	IG	Total

First Quarter Ended March 31, 2006
Revenues:
Customer	$2,108	$13,890	$30	$16,028
Intersegment(a)	190	13	–	203
Related parties	3	309	–	312

Segment revenues	2,301	14,212	30	16,543
Elimination of intersegment revenues	(190)	(13)	–	(203)
Gain on long-term U.K. natural gas contracts	78	–	–	78

Total revenues	$2,189	$14,199	$30	$16,418

Segment income	$465	$319	$8	$792
Income from equity method investments	53	26	13	92
Depreciation, depletion and amortization(b)	256	133	2	391
Minority interests in loss of subsidiary	–	–	(3)	(3)
Provision for income taxes(b)	480	204	5	689
Capital expenditures(c)	358	104	94	556

  (a)
  Management believes intersegment transactions were conducted under terms comparable to those with unrelated parties.
  (b)
  Differences between segment totals and Marathon totals represent amounts related to corporate administrative activities and other unallocated items and are included in "Items not allocated to segments, net of income taxes" in the reconciliation below.
  (c)
  Differences between segment totals and Marathon totals represent amounts related to corporate administrative activities.

  The following reconciles segment income to net income as reported in the consolidated statements of income:

	First Quarter Ended March 31,
(In millions)	2007	2006

Segment income	$749	$792
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(43)	(66)
Gain on long-term U.K. natural gas contracts	11	45
Discontinued operations	–	13

Net income	$717	$784

6.     Defined Benefit Postretirement Plans

  The following summarizes the components of net periodic benefit cost:

	First Quarter Ended March 31,
	Pension Benefits		Other Benefits
(In millions)	2007	2006	2007	2006

Service cost	$33	$34	$5	$6
Interest cost	34	32	11	10
Expected return on plan assets	(38)	(26)	–	–
Amortization:
– prior service cost (credit)	3	1	(2)	(3)
– actuarial loss	5	13	2	2

Net periodic benefit cost	$37	$54	$16	$15

  During the first quarter of 2007, Marathon made contributions of $40 million to its international funded pension plans. Marathon expects to make additional contributions of approximately $10 million to its funded pension plans over the remainder of 2007. Contributions made from the general assets of Marathon to cover current benefit payments related to unfunded pension and other postretirement benefit plans were $2 million and $7 million during the first quarter of 2007.

7.     Income Taxes

  The provision for income taxes for interim periods is based on management's best estimate of the effective income tax rate expected to be applicable for the year plus any adjustments arising from a change in the estimated amount of taxes related to prior periods. The following is an analysis of the effective income tax rates for the periods presented:

	First Quarter Ended March 31,
	2007	2006

Statutory U.S. income tax rate	35%	35%
Effects of foreign operations, including foreign tax credits	11	11
State and local income taxes, net of federal income tax effects	2	2
Other tax effects	(2)	(1)

Effective income tax rate for continuing operations	46%	47%

  As of January 1, 2007, total unrecognized tax benefits were $48 million. If these amounts were recognized, $30 million would affect Marathon's effective income tax rate. There are no uncertain income tax positions as of January 1, 2007 for which it is reasonably possible that the amount of unrecognized tax benefits would significantly increase or decrease during 2007.

  Marathon is continuously undergoing examination of its U.S. federal income tax returns by the Internal Revenue Service. The audit of the 2004 and 2005 U.S. federal income tax returns commenced in May 2006 and is ongoing. Marathon believes it has made adequate provision for federal income taxes and interest which may become payable for years not yet settled. Further, Marathon is routinely involved in U.S. state and local income tax audits and foreign jurisdiction tax audits. Marathon's income tax returns remain subject to examination in the following major tax jurisdictions for the tax years indicated:

United States(a)	1999 - 2006
Equatorial Guinea	1997 - 2006
Libya	2006
United Kingdom	2005 - 2006

  (a)
  Includes federal, state and local jurisdictions.

  In connection with the adoption of FIN No. 48, Marathon changed the presentation of interest and penalties related to income taxes in the consolidated statement of income. Effective January 1, 2007, such interest and penalties are prospectively recorded as part of the provision for income taxes. Prior to January 1, 2007, Marathon recorded such interest as part of net interest and other financing costs and such penalties as selling, general and administrative expenses. As of January 1, 2007, $17 million of interest and penalties was accrued related to income taxes.

8.     Comprehensive Income

  The following sets forth Marathon's comprehensive income for the periods indicated:

	First Quarter Ended March 31,
(In millions)	2007	2006

Net income	$717	$784
Other comprehensive income, net of taxes:
Minimum pension liability adjustments	–	10
Defined benefit postretirement plans	36	–
Other	2	–

	–
Comprehensive income	$755	$794

9.     Inventories

  Inventories are carried at the lower of cost or market value. The cost of inventories of crude oil, refined products and merchandise is determined primarily under the last-in, first-out ("LIFO") method.

(In millions)	March 31, 2007	December 31, 2006

Liquid hydrocarbons and natural gas	$1,567	$1,136
Refined products and merchandise	1,746	1,812
Supplies and sundry items	223	225

Total, at cost	$3,536	$3,173

10.   Commitments and Contingencies

  Marathon is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to Marathon's consolidated financial statements. However, management believes that Marathon will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably. Certain of the Company's commitments are discussed below.

  Contract commitments – At March 31, 2007 and December 31, 2006, Marathon's contract commitments to acquire property, plant and equipment totaled $2.242 billion and $1.703 billion. During the first quarter of 2007, the majority of additional contract commitments were related to the expansion of the Company's Garyville, Louisiana, refinery.

11.   Stock Repurchase Program

  On January 29, 2006, Marathon's Board of Directors authorized the repurchase of up to $2 billion of common stock. On January 28, 2007, the share repurchase program was extended by an additional $500 million. Purchases under the program may be in either open market transactions, including block purchases, or in privately negotiated transactions. The Company will use cash on hand, cash generated from operations or cash from available borrowings to acquire shares. This program may be changed based upon the Company's financial condition or changes in market conditions and is subject to termination prior to completion. As of March 31, 2007, the Company had acquired 51.6 million common shares at a cost of $2.150 billion under the program, including 10 million common shares acquired during the first quarter of 2007 at a cost of $452 million.

12.   Supplemental Cash Flow Information

	First Quarter Ended March 31,
(In millions)	2007	2006

Net cash provided from operating activities included:
Interest paid (net of amounts capitalized)	$52	$74
Income taxes paid to taxing authorities	489	596
Commercial paper and revolving credit arrangements, net:
Borrowings	$–	$197
Repayments	–	(197)

13.   Subsequent Events

  On April 25, 2007, Marathon's stockholders approved an increase in the number of authorized shares of common stock from 550 million to 1.1 billion shares, and the Company's Board of Directors subsequently declared a two-for-one split of the Company's common stock. The stock split was effected in the form of a stock dividend distributed on June 18, 2007, to stockholders of record at the close of business on May 23, 2007. Stockholders received one additional share of Marathon Oil Corporation common stock for each share of common stock held as of the close of business on the record date. In addition, shares of common stock issued or issuable for stock-based awards under Marathon's incentive compensation plans were proportionately increased in accordance with the terms of the plans. Common stock and per share (except par value) information for all periods presented has been restated in the consolidated financial statements and notes to reflect the stock split.

  In July 2007, Marathon entered an agreement to purchase Western Oil Sands Inc. ("Western"). Under the terms of the agreement, Western shareholders will receive cash of 3.808 billion Canadian dollars and 34.3 million shares of Marathon common stock and securities exchangeable for Marathon common stock. The agreement requires Western to spin off a wholly-owned subsidiary with interests in the Federal Region of Kurdistan in northern Iraq prior to closing. The transaction is contingent upon Western shareholder approval and applicable regulatory approvals and is anticipated to close in the fourth quarter of 2007.

  The stock repurchase program discussed in Note 11 was extended by $2 billion in July 2007, for a total authorized program of $5 billion. Purchases under the program may be in either open market transactions, including block purchases, or in privately negotiated transactions. The Company will use cash on hand, cash generated from operations, proceeds from potential asset sales or cash from available borrowings to acquire shares. This program may be changed based upon the Company's financial condition or changes in market conditions and is subject to termination prior to completion. The repurchase program does not include specific price targets or timetables.

14.   Accounting Standards Not Yet Adopted

  In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. It requires that unrealized gains and losses on items for which the fair value option has been elected be recorded in net income. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. For Marathon, SFAS No. 159 will be effective January 1, 2008, and retrospective application is not permitted. Should Marathon elect to apply the fair value option to any eligible items that exist at January 1, 2008, the effect of the first remeasurement to fair value would be reported as a cumulative effect adjustment to the opening balance of retained earnings. Marathon is currently evaluating the provisions of this statement.

  In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements but may require some entities to change their measurement practices. For Marathon, SFAS No. 157 will be effective January 1, 2008. Marathon is currently evaluating the provisions of this statement.

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MARATHON OIL CORPORATION Consolidated Statements of Income (Unaudited)
MARATHON OIL CORPORATION Consolidated Balance Sheets (Unaudited)
MARATHON OIL CORPORATION Consolidated Statements of Cash Flows (Unaudited)
MARATHON OIL CORPORATION Notes to Consolidated Financial Statements (Unaudited)